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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Bright Horizons Family Solutions, Inc. of our report dated August 1, 1997, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998 relating to the financial statements of Bright Horizons, Inc., which appear in such Joint
Proxy Statement/Prospectus. We also consent to the application of our report dated August 1, 1997, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998 to the Financial Statement Schedule for the three years ended June 30, 1997 listed under Item 21 of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in our report dated August 1, 1997, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998 also included this schedule. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Operating Data" in such Joint Proxy Statement/Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Operating Data."



PRICE WATERHOUSE LLP

Boston, MA
June 17, 1998